Exhibit 99.1

Ingles Markets, Incorporated Announces Third Quarter Sales and
Earnings Increases

    ASHEVILLE, N.C.--(BUSINESS WIRE)--July 29, 2004--Ingles Markets, Incorporated (NASDAQ:IMKTA) today reported both sales and earnings increases for its third quarter ended June 26, 2004, over the comparable 2003 period.
    Net income for the June 2004 quarter increased $4.6 million to $8.2 million, or $0.35 per diluted share, compared to $3.6 million, or $0.16 per diluted share, for the June 2003 quarter. Net sales for the June 2004 quarter increased 6.8% over the June 2003 quarter, while comparable store sales grew 6.5% for the same period.
    Income from operations increased 50.6% for the June 2004 quarter over the prior year quarter, due to strong sales growth, improved gross margin and a decrease in operating costs, as a percentage of sales. Gross profit dollars for the June 2004 quarter increased 7.2% while gross profit margin increased to 26.2% of sales, compared to 26.1% of sales for the same quarter last year. Operating and administrative expenses for the June 2004 quarter increased in total dollars by 1.0% but decreased as a percentage of sales to 21.9% compared to 23.1% in the June 2003 quarter.
    "We are excited about our strong performance this quarter," said Robert P. Ingle, chief executive officer. "We continue to focus on ways to improve our customers' shopping experience as evidenced by our impressive sales growth. Our primary goal is to build customer loyalty by providing value, quality and service, while effectively managing costs. We believe we have the right team in place that will continue to focus on and achieve our goals."
    Net income for the June 2004 nine-month period increased $8.6 million to $17.2 million, or $0.74 per diluted share, compared to $8.6 million, or $0.37 per diluted share, for the June 2003 nine-month period. The June 2003 nine-month period included the effect of an after-tax charge of $1.6 million, or $0.07 per diluted share, for the adoption of a new accounting pronouncement (EITF 02-16) which changed the accounting treatment of certain consideration received from vendors.
    Net sales for the June 2004 nine-month period increased 7.1% over the 2003 period, while comparable store sales grew 6.2%. Income from operations increased 27.9% for the June 2004 nine-month period over the prior year comparable period, due to strong sales growth and a decrease in operating costs, as a percentage of sales. Gross profit dollars for the June 2004 nine-month period increased 5.4%, but gross profit margin decreased to 25.8% of sales, compared to 26.2% of sales for the same nine-month period last year. Operating and administrative expenses for the June 2004 nine-month period increased in total dollars by 1.9% but decreased as a percentage of sales to 22.2% compared to 23.4% in the June 2003 nine-month period.
    Net rental income decreased $1.0 million for the June 2004 nine-month period from the comparable prior year period due primarily to the sale of shopping centers in September 2003 and January 2004. However, for the June 2004 quarter, net rental income increased by $0.2 million due to the rental of previously vacant space.
    Interest expense increased $2.5 million for the June 2004 nine-month period, compared to the June 2003 comparable period, due primarily to the issuance in May 2003 of an additional $100 million of the existing 8-7/8% Senior Unsecured Subordinated Notes, maturing December 2011.
    During the June 2004 nine-month period, Ingles opened one new store and one replacement store, completed two major remodel/expansions and two minor remodels and closed three older stores. In addition, Ingles purchased four store sites, two shopping centers in which Ingles is a tenant, and one free standing retail store leased to another retailer. Capital expenditures for the June 2004 nine-month period totaled $60.8 million. In the fourth quarter of fiscal 2004, Ingles expects to open one new store. Capital expenditures for the entire fiscal year are expected to be approximately $70 million, including expenditures for stores to open in fiscal 2005.

    The comments in this press release contain certain forward-looking statements. Ingles undertakes no obligation to publicly release any revisions to any forward-looking statements contained herein to reflect events or circumstances occurring after the date hereof or to reflect the occurrence of unanticipated events. Ingles' actual results may differ materially from those projected in forward-looking statements made by, or on behalf of, Ingles. Factors that may affect results include changes in business and economic conditions generally in Ingles' operating area, pricing pressures, increased competitive efforts by others in Ingles' marketing areas and the availability of financing for capital improvements. A more detailed discussion of these factors may be found in reports filed by the Company with the Securities and Exchange Commission including its 2003 Form 10-K and Forms 10-Q.

    Ingles Markets, Incorporated is a leading supermarket chain with operations in six southeastern states. Headquartered in Asheville, North Carolina, the Company operates 196 supermarkets. In conjunction with its supermarket operations, the Company also operates 76 neighborhood shopping centers, all but 18 of which contain an Ingles supermarket. The Company's Class A Common Stock is traded on The Nasdaq Stock Market's National Market under the symbol IMKTA. For more information about the Company, visit Ingles' website at www.ingles-markets.com.



                     INGLES MARKETS, INCORPORATED
             (Amounts in thousands except per share data)

                    Unaudited Financial Highlights

                         Three Months Ended      Nine Months Ended
                       ----------------------  ----------------------
                        June 26,    June 28,    June 26,    June 28,
                          2004        2003        2004        2003
                       ----------  ----------  ----------  ----------
Net sales                $537,908    $503,631  $1,593,302  $1,488,130
Gross profit              140,921     131,404     410,324     389,324
Operating and
 administrative
 expenses                 117,706     116,553     354,258     347,713
Rental income, net          2,205       2,029       5,488       6,530
Income from operations     25,420      16,880      61,554      48,141
Other income, net           1,004       1,528       6,525       3,344
Interest expense           13,037      12,838      40,607      38,081
Income taxes                5,184       2,000      10,260       4,838
Net income                 $8,203      $3,570     $17,212      $8,566


Basic earnings per
 common share               $0.35       $0.16       $0.74       $0.37

Diluted earnings per
 common share               $0.35       $0.16       $0.74       $0.37

Additional selected
 information:
Depreciation and
 amortization expense     $14,281     $13,069     $42,441     $38,183
Rent expense               $7,097     $11,112     $22,654     $32,719


           Condensed Consolidated Balance Sheets (Unaudited)

                                                June 26,    Sept. 27,
                                                  2004        2003
                                               ----------  ----------
ASSETS
  Cash                                            $51,441     $80,865
  Receivables                                      33,849      31,846
  Inventories                                     192,543     194,834
  Other current assets                              6,668       7,520
  Property and equipment-net                      752,676     740,834
  Other assets                                     14,240      15,760
                                               ----------  ----------
TOTAL ASSETS                                   $1,051,417  $1,071,659
                                               ==========  ==========

LIABILITIES AND STOCKHOLDERS' EQUITY
  Short-term loans and current
   maturities of long-term debt                   $28,557     $38,032
  Accounts payable, accrued expenses and
   current portion of other long-term
   liabilities                                    140,803     144,588
  Deferred income taxes                            39,205      40,614
  Long-term debt                                  582,187     602,932
  Other long-term liabilities                       1,257       1,930
                                               ----------  ----------
    Total Liabilities                             792,009     828,096
  Stockholders' equity                            259,408     243,563
                                               ----------  ----------
TOTAL LIABILITIES AND
 STOCKHOLDERS' EQUITY                          $1,051,417  $1,071,659
                                               ==========  ==========

    CONTACT: Ingles Markets, Incorporated, Asheville
             Brenda S. Tudor, 828-669-2941 (Ext. 223)